Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 (File Nos. 333-179953 and 333-179953-01) and related Prospectus of BP p.l.c. and BP Capital Markets p.l.c. for the registration of debt securities fully and unconditionally guaranteed by BP p.l.c. and to the incorporation by reference therein of our reports dated March 6, 2012, with respect to the group financial statements of BP p.l.c., and the effectiveness of internal control over financial reporting of BP p.l.c., included in its Annual Report (Form 20-F) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
London, England

February 5, 2013